UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2022

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Effective October 26, 2022, Aquestive Therapeutics, Inc. ("Aquestive" or the “Company”) entered into a License Agreement with Otter Pharmaceuticals, LLC, a subsidiary of Assertio Holdings, Inc. (NASDAQ: ASRT) (“Assertio”), a specialty pharmaceutical company offering differentiated products to patients, to license Sympazan® (clobazam) oral film for the adjunctive treatment of seizures associated with Lennox‐Gastaut syndrome (LGS) in patients aged two years of age or older (the "Assertio License Agreement"). Under the terms of the Assertio License Agreement, the Company granted an exclusive, worldwide license of its intellectual property for Sympazan to Assertio during the term of the Assertio License Areement for an upfront payment of $9.0 million. Under the terms of the Assertio License Agreement, Aquestive will receive a $6.0 million milestone payment within thirty (30) days after Aquestive's receipt of a notice of allowance from the United States Patent and Trademark Office (PTO) of the Company's patent application U.S. Serial No. 16/561,573, and payment by the Company of the related allowance fee. The Company received the notice of allowance from the PTO and paid the related allowance fee on October 27, 2022. In addition, under the Assertio License Agreement, the Company will receive royalties from Assertio for the sale of the product through the expiration of the Assertio License Agreement. The Company also entered into a long-term supply agreement with Assertio for Sympazan pursuant to which the Company is the exclusive sole worldwide manufacturer and supplier of the product and will receive manufacturing fees from Assertio for the product through the expiration of such supply agreement.

The Assertio License Agreement contains customary termination provisions for each of the Company and Assertio under certain circumstances, including that Assertio may terminate the Assertio License Agreeement upon twenty-four (24) months' written notice to the Company, with or without cause.

The Assertio License Agreement also includes customary representations, warranties and covenants of the Company and Assertio. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Assertio License Agreement if those statements prove to be inaccurate; (ii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iii) were made only as of the date of the Assertio License Agreement or such other periods of time as may be specified in the Assertio License Agreement.

The Assertio License Agreement also contains customary insurance provisions and indemnification provisions pursuant to which each of the parties has agreed to indemnify the other party against losses associated with third party claims resulting from certain events, including breaches of representations, warranties, and covenants, and certain other matters.

This summary of the Assertio License Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Assertio License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and incorporated therein by reference.

Item 8.01 Other Events.

On October 27, 2022, Aquestive Therapeutics, Inc. (the "Company") issued a press release announcing the execution of that certain License Agreement, effective as of October 26, 2022, with Otter Pharmaceuticals, LLC, a subsidiary of Assertio Holdings, Inc. (NASDAQ: ASRT) (“Assertio”) to license Sympazan® (clobazam) oral film for the adjunctive treatment of seizures associated with Lennox‐Gastaut syndrome in patients aged two years or older, throughout the world. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description

99.1	Aquestive Therapeutics Press Release dated October 27, 2022 Announcing License Agreement for Sympazan® (clobazam) oral film throughout the world.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2022	Aquestive Therapeutics, Inc.

	By:	/s/ A. Ernest Toth, Jr
Name: A. Ernest Toth, Jr.
Title: Chief Financial Officer
(Principal Financial Officer)